EXHIBIT 99.1

Norwegian Cruise Line Reports Results for the Fourth Quarter and Full Year 2012

MIAMI, Feb. 11, 2013 (GLOBE NEWSWIRE) -- Norwegian Cruise Line (Nasdaq:NCLH) (Norwegian Cruise Line Holdings Ltd., NCL Corporation Ltd., "Norwegian" or "the Company"), today reported results for the quarter and year ended December 31, 2012.

2012 Full Year Highlights

  Net income of $173.1 million and diluted EPS of $0.97, excluding share-based compensation charge detailed below
  Adjusted EBITDA increase of 10%
  Net Yield increase of 1.6% (2.4% on a Constant Currency basis)
  Net Cruise Cost per Capacity Day Excluding Fuel ("NCC ex Fuel") decrease of 5.3% (decrease of 4.6% on a Constant Currency basis)
  Expansion of newbuild program with order for Breakaway Plus ship for delivery in Q4 2015 with option for second ship

2012 Fourth Quarter Highlights

  Net income of $5.6 million and diluted EPS of $0.04, excluding share-based compensation charge detailed below
  Adjusted EBITDA increase of 17%
  Net Yield increase of 2.5% (2.7% on a Constant Currency basis)
  NCC ex Fuel decrease of 6.7% (decrease of 5.9% on a Constant Currency basis)

"We are very pleased to begin our journey as a public company by posting strong results for 2012," said Kevin Sheehan, President and Chief Executive Officer of Norwegian Cruise Line. "In addition, our fourth quarter results marked our eighteenth consecutive quarter of year-over-year Adjusted EBITDA growth," continued Sheehan.

2012 Full Year Results

The Company reported full year 2012 net income of $173.1 million, or $0.97 diluted EPS, before a non-recurring, non-cash share-based compensation charge of $4.5 million related to former CEO, compared to net income of $126.9 million, or $0.71 diluted EPS, in 2011.

Revenue for the full year 2012 increased 2.6% to $2,276.2 million from $2,219.3 million. Net Yield increased 1.6%, or 2.4% on a Constant Currency basis, from higher yields from both passenger ticket and onboard and other revenue. NCC ex Fuel decreased 5.3% in the period, or 4.6% on a Constant Currency basis, as a result of cost improvement initiatives in all line items. The Company's fuel price per metric ton, net of hedges, increased to $664 from $571 from the same period last year. Despite the increase in fuel price, Net Cruise Cost per Capacity Day decreased 1.0%, or 0.5% on a Constant Currency basis.

"While 2012 included some unexpected challenges in the macro environment, our results demonstrate our ability to manage our operations through these external factors and report healthy growth," said Sheehan.

2012 Fourth Quarter Results

The Company reported fourth quarter 2012 net income of $5.6 million and diluted EPS of $0.04, before the aforementioned share-based compensation charge, compared to a net loss in 2011 of $(1.9) million, or $(0.01) diluted EPS. Revenue for 2012 increased to $503.2 million from $488.6 million in 2011.

Contributing to the increase in revenue were slightly higher Capacity Days in the quarter and a Net Yield improvement of 2.5%, or 2.7% on a Constant Currency basis, from higher ticket pricing and onboard spend per Capacity Day. NCC ex Fuel decreased 6.7%, or 5.9% on a Constant Currency basis, from the timing of certain repairs and maintenance expense, including dry-docks, and business improvement initiatives. The Company's fuel price per metric ton, net of hedges, increased to $695 from $573 in the same period last year. Including fuel expense, Net Cruise Cost per Capacity Day was essentially flat on both an as-reported and Constant Currency basis.

Guidance for 2013

In addition to the results for the fourth quarter and full year 2012, the Company also issued the following guidance which reflects its expectations for the first quarter and full year 2013.

First Quarter 2013

For the first quarter of 2013, compared to the same period in 2012, Net Yield is expected to increase between 2.5% and 3.5% (1) on both an as reported and Constant Currency basis. Net cruise cost excluding fuel per capacity day basis is expected to be flat to up 1.0% (2) on both an as reported and Constant Currency basis. Adjusted EPS (3) is expected to be in the range of $0.02 to $0.05. Fuel consumption is expected to be approximately 109,000 metric tons with a per metric ton price of approximately $670 (4), net of hedges.

Full Year 2013

For the full year 2013, compared to the same period in 2012, Net Yield is expected to increase between 3.5% and 5.5% (5) on both an as reported and Constant Currency basis. Fuel consumption is expected to be approximately 460,500 metric tons with a per metric ton price of approximately $695 (6), net of hedges. Adjusted EPS (3) is expected to be in the range of $1.20 to $1.40.

"2013 marks the beginning of the next chapter of Norwegian's growth story," commented Sheehan. "The delivery of our Breakaway and Breakaway Plus class vessels, designed to improve on the already successful platform of Norwegian Epic, along with our strong product proposition that offers a consistent experience throughout our fleet, has Norwegian well positioned for 2013 and beyond."

(1) Based on the midpoint of guidance on an as reported basis, a 25 basis point change in Net Yield results in a change of approximately $1.0 million to Net Revenue ($0.40 to Net Yield).

(2) Based on the midpoint of guidance on an as reported basis, a 25 basis point change in NCC ex fuel per Capacity Day results in a change of approximately $0.5 million to NCC ex Fuel ($0.25 change to NCC ex Fuel per Capacity Day).

(3) Adjusted EPS guidance based on net income excluding one-time charges related to the Company's initial public offering, issuance of $300 million in senior unsecured notes, redemption of the full amount of the Company's outstanding $450 million 11.75% senior secured notes due 2016 and partial redemption of our outstanding $350 million 9.5% senior unsecured notes due 2018.

(4) A 10% increase in fuel price results in a change of approximately $2.0 million in fuel expense, net of hedges.

(5) Based on the midpoint of guidance on an as reported basis, a 25 basis point change in Net Yield results in a change of approximately $5.0 million to Net Revenue ($0.45 to Net Yield).

(6)  A 10% increase in fuel price results in a change of approximately $11.5 million in fuel expense, net of hedges.

Subsequent Events

On January 24, 2013 the Company closed on an initial public offering ("IPO") of 27,058,824 of its ordinary shares, including shares sold as a result of the full exercise by the underwriters of their option to purchase additional shares, at a price of $19.00 per share. In addition, on February 6, 2013, the Company closed on the sale of $300 million of senior unsecured notes due February 2018 at a coupon of 5.00% per annum. The notes were issued at a price of 99.451%. The aggregate net proceeds of the IPO and the notes offering, after deducting underwriting discounts, commissions, initial purchasers' discount and estimated fees and expenses, were used to prepay certain credit facilities, repay amounts pursuant to the Norwegian Sky Agreement, redeem the full amount of the outstanding $450 million 11.75% senior secured notes due 2016, redeem a portion of the outstanding $350 million 9.5% senior notes due 2018 and for general corporate purposes.

The results of the aforementioned transactions will be reflected in the Company's results for the first quarter of 2013.

Conference Call

The Company has scheduled a conference call for Tuesday, February 12, 2013 at 10:00 a.m. EST to discuss fourth quarter and full year 2012 financial results. A link to the live webcast can be found on the Company's Investor Relations website at www.investor.ncl.com. A replay of the conference call will also be available on the website for one month after the call.

About Norwegian Cruise Line

Norwegian Cruise Line is the innovator in cruise travel with a 46-year history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising which revolutionized the industry by giving guests more freedom and flexibility. Today, Norwegian invites guests to "Cruise like a Norwegian" on one of 11 purpose-built Freestyle Cruising ships, providing guests the opportunity to enjoy a relaxed cruise vacation on some of the newest and most contemporary ships at sea. Recently, the line was named "Europe's Leading Cruise Line" by the World Travel Awards for the fifth consecutive year.

Norwegian Cruise Line's largest and most innovative Freestyle Cruising ship, Norwegian Epic, debuted in June 2010 and has been named "Best Overall Cruise Ship" by the readers of Travel Weekly two years in a row and "Best Ship for Sea Days" by Cruise Critic.

The Company has two 4,000-passenger vessels, Norwegian Breakaway and Norwegian Getaway, under construction for delivery in April 2013 and January 2014, along with a "Breakaway Plus" vessel for delivery in fall 2015. Known as New York's ship, Norwegian Breakaway will be the largest vessel to homeport year-round in the city, sailing to Bermuda for the summer beginning May 12, 2013. Norwegian Breakaway's features include hull art by legendary artist Peter Max, seafood restaurant Ocean Blue by famed New York Iron Chef Geoffrey Zakarian, bakery by Buddy Valastro, star of the TLC series "Cake Boss," and fitness classes and a retrospective display from the ship's iconic godmothers, the Rockettes®. The entertainment lineup includes three Broadway shows: Rock of Ages, Burn the Floor and Cirque Dreams™ & Dinner: Jungle Fantasy. Sister ship Norwegian Getaway, the largest ship to homeport year-round in Miami, will sail Eastern Caribbean voyages beginning in February 2014. Sailings for both vessels are now on sale.

High resolution, downloadable images are available at www.ncl.com/pressroom. For further information on Norwegian Cruise Line, visit www.ncl.com, follow us on Facebook, Twitter, and Instagram @Norwegiancruiseline, Pin us on Pinterest, watch us on YouTube, or contact us in the U.S. and Canada at 888-NCL-CRUISE (625-2784).

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted Earnings per Share (EPS). Earnings per share adjusted for non-recurring, infrequent or unusual charges.

Adjusted Free Cash Flow. Net cash provided by operating activities less additions to property and equipment and other plus proceeds from newbuild financing facilities.

Adjusted Net Income. Net income adjusted for non-recurring, infrequent or unusual charges.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Corporate Reorganization. In connection with the consummation of the IPO, the Company's ordinary shares were exchanged for the ordinary shares of NCL Holdings, and NCL Holdings became the owner of 100% of the ordinary shares (representing a 97.3% economic interest) of the Company and parent company of NCL Corporation Ltd. (the "Corporate Reorganization"). The Corporate Reorganization was effected solely for the purpose of reorganizing our corporate structure.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, depreciation and amortization.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt-to-Capitalization. Net Debt-to-Capitalization is defined as total debt less cash and cash equivalents ("Net Debt") divided by Net Debt plus shareholders' equity.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted EBITDA and Adjusted Net Income to enable us to analyze our performance. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs and are commonly used in the cruise industry to measure revenue performance. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance and are commonly used in the cruise industry as a measurement of costs.

As our business includes the sourcing of passengers and deployment of vessels outside of North America, a portion of our revenue and expenses are denominated in foreign currencies, particularly euro and British pound sterling, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar.  In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance, is a factor in the evaluation of the performance of management and is the primary metric used in determining the Company's performance incentive bonus paid to its employees. We believe that Adjusted EBITDA is a useful measure in determining the Company's performance as it reflects certain operating drivers of the Company's business, such as sales growth, operating costs, marketing, general and administrative expenses and other operating income and expense. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, we utilize Adjusted Net Income as a supplemental financial measure to demonstrate GAAP net income excluding non-recurring, infrequent or unusual charges. These charges vary from period to period; thus, our presentation of Adjusted Net Income may not be indicative of future adjustments or results.

Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to items in our consolidated financial statements.

Note on Forward-Looking Statements

This release may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar expressions may identify forward-looking statements, which are not historical in nature. These forward-looking statements reflect Norwegian's current expectations, and are subject to a number of risks, uncertainties, and assumptions. Among the important risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the adverse impact of the worldwide economic downturn and related factors; changes in cruise capacity, as well as capacity changes in the overall vacation industry; intense competition from other cruise companies as well as non-cruise vacation alternatives; our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and repay our debt, including if payment is accelerated; changes in fuel prices or other cruise operating costs; the risks associated with operating internationally; the continued borrowing availability under our credit facilities; compliance with our debt covenants; our ability to incur significantly more debt despite our substantial existing indebtedness; the impact of volatility and disruptions in the global credit and financial markets; adverse events impacting the security of travel; accidents and other incidents affecting the health, safety, security and vacation satisfaction of passengers or causing damage to ships; the impact of problems encountered at shipyards or with our contracts with shipyards; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the registration statement on Form S-1 filed by Norwegian Cruise Line Holdings Ltd. ("NCLH") with the SEC and subsequent filings by NCLH and the Company. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. In addition, certain financial measures in this website constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on the Company's web site at www.investor.ncl.com

NCL CORPORATION LTD. (1)
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands of dollars)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue
Passenger ticket	$ 346,692	$ 337,383	$ 1,604,563	$ 1,563,363
Onboard and other	156,479	151,211	671,683	655,961
Total revenue	503,171	488,594	2,276,246	2,219,324
Cruise operating expense
Commissions, transportation and other	88,891	91,098	410,531	410,709
Onboard and other	37,065	35,679	173,916	169,329
Payroll and related	72,376	71,805	293,059	290,822
Fuel	76,935	61,787	283,678	243,503
Food	30,644	29,597	125,807	124,933
Other	38,683	53,415	191,442	228,580
Total cruise operating expense	344,594	343,381	1,478,433	1,467,876
Other operating expense
Marketing, general and administrative	60,435	58,173	251,183	251,351
Depreciation and amortization	48,637	44,701	189,537	183,985
Total other operating expense	109,072	102,874	440,720	435,336
Operating income	49,505	42,339	357,093	316,112
Non-operating income (expense)
Interest expense, net	(47,659)	(45,748)	(189,930)	(190,187)
Other income (expense)	(793)	1,468	1,393	934
Total non-operating income (expense)	(48,452)	(44,280)	(188,537)	(189,253)
Net income (loss)	$ 1,053	$ (1,941)	$ 168,556	$ 126,859

Earnings (Loss) Per Share
Basic	$ 0.01	$ (0.01)	$ 0.95	$ 0.71
Diluted	$ 0.01	$ (0.01)	$ 0.94	$ 0.71

Weighted-Average Shares Outstanding (1)
Basic	178,343,470	177,968,484	178,232,850	177,869,461
Diluted	179,144,241	177,968,484	179,023,683	178,859,720

(1) The financial statements presented are those of NCL Corporation Ltd., however, we have retrospectively applied the exchange of ordinary shares due to the Corporate Reorganization.

NCL CORPORATION LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited, in thousands of dollars)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net Income (loss)	$ 1,053	$ (1,941)	$ 168,556	$ 126,859
Other comprehensive income (loss):
Change related to Shipboard Retirement Plan	(1,624)	(2,306)	(1,330)	(2,615)
Changes related to cash flow hedges:
Net unrealized gain related to cash flow hedges	4,797	4,931	19,907	15,198
Amount realized and reclassified into earnings	2,907	(10,399)	(16,402)	(36,686)
Total other comprehensive income (loss)	6,080	(7,774)	2,175	(24,103)
Total comprehensive income (loss)	$ 7,133	$ (9,715)	$ 170,731	$ 102,756

NCL CORPORATION LTD.
CONSOLIDATED BALANCE SHEETS
unaudited, in thousands, except share data

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$ 45,500	$ 58,926
Accounts receivable, net	15,062	8,159
Inventories	39,681	36,234
Prepaid expenses and other assets	64,686	48,824
Total current assets	164,929	152,143

Property and equipment, net	4,960,142	4,640,093
Goodwill and tradenames	611,330	602,792
Other long-term assets	202,026	167,383
Total assets	$ 5,938,427	$ 5,562,411
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$ 221,233	$ 200,582
Accounts payable	79,126	80,327
Accrued expenses and other liabilities	231,040	208,102
Due to affiliate	59,897	2,963
Advance ticket sales	353,793	325,472
Total current liabilities	945,089	817,446
Long-term debt	2,764,120	2,837,499
Due to affiliate	147,364	--
Other long-term liabilities	63,070	63,003
Total liabilities	3,919,643	3,717,948
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.0012 par value; 40,000,000 shares authorized, 21,000,000 shares issued and outstanding	25	25
Additional paid-in capital	2,335,563	2,331,973
Accumulated other comprehensive income (loss)	(17,619)	(19,794)
Retained earnings (deficit)	(299,185)	(467,741)
Total shareholders' equity	2,018,784	1,844,463
Total liabilities and shareholders' equity	$ 5,938,427	$ 5,562,411

NCL CORPORATION LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2012	2011
Cash flows from operating activities
Net income	$ 168,556	$ 126,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	216,137	211,049
Loss (gain) on derivatives	1,945	(2,338)
Write-off of deferred financing fees	2,358	--
Share-based compensation expense	5,160	1,211
Premium on debt issuance	6,000	--
Changes in operating assets and liabilities:
Accounts receivable, net	(4,592)	(280)
Inventories	(3,447)	(3,471)
Prepaid expenses and other assets	(3,490)	(4,264)
Accounts payable	(1,228)	15,928
Accrued expenses and other liabilities	(3,107)	(15,876)
Advance ticket sales	14,302	28,172
Net cash provided by operating activities	398,594	356,990
Cash flows from investing activities
Additions to property and equipment and other	(303,840)	(184,797)
Net cash used in investing activities	(303,840)	(184,797)
Cash flows from financing activities
Repayments of long-term debt	(859,422)	(439,959)
Proceeds from long-term debt	800,618	273,375
Other, primarily deferred financing fees	(49,376)	(1,730)
Net cash used in financing activities	(108,180)	(168,314)
Net increase (decrease) in cash and cash equivalents	(13,426)	3,879
Cash and cash equivalents at beginning of year	58,926	55,047
Cash and cash equivalents at end of year	$ 45,500	$ 58,926

NCL CORPORATION LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

The following table sets forth selected statistical information:

		Three Months Ended December 31,		Year Ended December 31,
		2012	2011	2012	2011

Passengers carried		342,866	370,037	1,503,107	1,530,113
Passenger Cruise Days		2,466,955	2,472,209	10,332,914	10,227,438
Capacity Days		2,410,639	2,370,682	9,602,730	9,454,570
Occupancy Percentage		102.3%	104.3%	107.6%	108.2%

Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2012			2012
		Constant			Constant
	2012	Currency	2011	2012	Currency	2011

Passenger ticket revenue	$ 346,692	$ 347,323	$ 337,383	$1,604,563	$1,621,412	$1,563,363
Onboard and other revenue	156,479	156,479	151,211	671,683	671,683	655,961
Total revenue	503,171	503,802	488,594	2,276,246	2,293,095	2,219,324
Less:
Commissions, transportation and other expense	88,891	89,058	91,098	410,531	415,030	410,709
Onboard and other expense	37,065	37,065	35,679	173,916	173,916	169,329
Net Revenue	$ 377,215	$ 377,679	$ 361,817	$1,691,799	$1,704,149	$1,639,286

Capacity Days	2,410,639	2,410,639	2,370,682	9,602,730	9,602,730	9,454,570

Gross Yield	$ 208.73	$ 208.99	$ 206.10	$ 237.04	$ 238.80	$ 234.74
Net Yield	$ 156.48	$ 156.67	$ 152.62	$ 176.18	$ 177.47	$ 173.39

Gross Cruise Cost, Net Cruise Cost and Net Cruise Cost Excluding Fuel were calculated as follows
(in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Year Ended
	December 31,			December 31,
		2012			2012
		Constant			Constant
	2012	Currency	2011	2012	Currency	2011
Total cruise operating expense	$ 344,594	$ 346,434	$ 343,381	$1,478,433	$1,487,544	$1,467,876
Marketing, general and administrative expense	60,435	60,476	58,173	251,183	252,615	251,351
Gross Cruise Cost	405,029	406,910	401,554	1,729,616	1,740,159	1,719,227
Less:
Commissions, transportation
and other expense	88,891	89,058	91,098	410,531	415,030	410,709
Onboard and other expense	37,065	37,065	35,679	173,916	173,916	169,329
Net Cruise Cost	279,073	280,787	274,777	1,145,169	1,151,213	1,139,189
Less: Fuel expense	76,935	76,935	61,787	283,678	283,678	243,503
Net Cruise Cost Excluding Fuel	$ 202,138	$ 203,852	$ 212,990	$ 861,491	$ 867,535	$ 895,686

Capacity Days	2,410,639	2,410,639	2,370,682	9,602,730	9,602,730	9,454,570

Gross Cruise Cost per Capacity Day	$ 168.02	$ 168.80	$ 169.38	$ 180.12	$ 181.22	$ 181.84
Net Cruise Cost per Capacity Day	$ 115.77	$ 116.48	$ 115.91	$ 119.25	$ 119.88	$ 120.49
Net Cruise Cost Excluding Fuel per Capacity Day	$ 83.85	$ 84.56	$ 89.84	$ 89.71	$ 90.34	$ 94.74

NCL CORPORATION LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Adjusted net income was calculated as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss)	$ 1,053	$ (1,941)	$ 168,556	$ 126,859
Share-based compensation charge (1)	4,500	--	4,500	--
Adjusted net income (loss)	$ 5,553	$ (1,941)	$ 173,056	$ 126,859

Weighted-average shares outstanding - diluted	179,144,241	177,968,484	179,023,683	178,859,720

Diluted earnings (loss) per share	$ 0.01	$ (0.01)	$ 0.94	$ 0.71
Share-based compensation charge (1)	0.03	--	0.03	--
Adjusted diluted earnings (loss) per share (2)	$ 0.04	$ (0.01)	$ 0.97	$ 0.71

(1) Non-recurring, non-cash share-based compensation charge related to former CEO.
(2) Differences due to rounding.

Adjusted EBITDA was calculated as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss)	$ 1,053	$ (1,941)	$ 168,556	$ 126,859
Interest expense, net	47,659	45,748	189,930	190,187
Depreciation and amortization expense	48,637	44,701	189,537	183,985
EBITDA	97,349	88,508	548,023	501,031
Other (income) expense	793	(1,468)	(1,393)	(934)
Other (1)	5,318	1,212	9,004	5,942
Adjusted EBITDA	$ 103,460	$ 88,252	$ 555,634	$ 506,039

(1) Includes non-cash compensation and non-recurring, non-cash share-based compensation charge related to former CEO.

NCL CORPORATION LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	December 31,
	2012	2011

Long-term debt, net of current portion	$ 2,764,120	$ 2,837,499
Current portion of long-term	221,233	200,582
Total debt	2,985,353	3,038,081
Less: Cash and cash equivalents	45,500	58,926
Net Debt	$ 2,939,853	$ 2,979,155

Total shareholders' equity	$ 2,018,784	$ 1,844,463
Total debt	2,985,353	3,038,081
Total debt and shareholder's equity	$ 5,004,137	$ 4,882,544
Debt-to-Capital	59.7%	62.2%
Net Debt	2,939,853	2,979,155
Net Debt and shareholders' equity	$ 4,958,637	$ 4,823,618
Net Debt-to-Capital	59.3%	61.8%

Adjusted Free Cash Flow was calculated as follows (in thousands):

	Year Ended
	December 31,
	2012	2011

Net cash provided by operating activities	$ 398,594	$ 356,990
Less: Additions to property and equipment and other	(303,840)	(184,797)
Proceeds from newbuild financing facilities	133,493	86,105
Adjusted Free Cash Flow	$ 228,247	$ 258,298
CONTACT: Investor Relations Contact
         Andrea DeMarco
         (305) 468-2463
         InvestorRelations@ncl.com

         Media Contact
         AnneMarie Mathews
         (305) 436-4799
         PublicRelations@ncl.com